EXHIBIT 23.8

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Granite Hacarmel Investments Limited

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Ampal American Israel Corporation of our report dated March 25, 2004, with respect to the consolidated balance sheet of Granite Hacarmel Investments Limited and subsidiaries as of December 31, 2003 and the related statements of income, shareholders’ equity and cash flows for the year then ended, which is included in the Ampal American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

Our report dated March 25, 2004 contains an explanatory paragraph for claims against consolidated companies.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)

Haifa, March 26, 2006